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                                                                    Exhibit 5.1





                                                                November 9, 1999




Aircraft Finance Trust
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE 19890




          Re: Offer to Exchange up to $1,145,000,000 aggregate principal amount of Class A-1 Floating Rate Asset Backed Notes, Series 1999-1, Class A-2 Floating Rate Asset Backed Notes, Series 1999-1 Class B Floating Rate Asset Backed Notes, Series 1999-1 and Class C Fixed Rate Asset Backed Notes, Series 1999-1 for an equal aggregate principal amount of Class A-1 Floating Rate Asset Backed Notes, Series 1999-1, Class A-2 Floating Rate Asset Backed Notes, Series 1999-1, Class B Floating Rate Asset Backed Notes, Series 1999-1 and Class C Fixed Rate Asset Backed Notes, Series 1999-1.




Ladies and Gentlemen:


          We are acting as your special counsel in connection with the filing by Aircraft Finance Trust, a Delaware business trust (the "Company") of a Registration Statement on Form S-4, as amended, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering the issuance of up to $1,145,000,000 aggregate principal amount of the Company's Class A-1 Floating Rate Asset Backed Notes, Series 1999-1, Class A-2 Floating Rate Asset Backed Notes, Series 1999-1, Class B Floating Rate Asset Backed Notes, Series 1999-1 and Class C Fixed Rate Asset Backed Notes, Series 1999-1 (the "Exchange Notes") under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's Class A-1 Floating Rate Asset Backed Notes, Series 1999-1, Class A-2 Floating Rate Asset Backed Notes, Series 1999-1, Class B Floating Rate Asset Backed Notes, Series 1999-1 and Class C Fixed Rate Asset Backed Notes, Series 1999-1 (the "Restricted Notes") pursuant to the Registration Rights Agreement by and between the Company and Lehman Brothers Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation, filed as Exhibit 4.4 to the Registration Statement. The Exchange Notes are to be issued pursuant to the terms of the Indenture between the Company, ReSource/Phoenix, Inc., in its capacity as Administrative Agent, and Bankers Trust Company, as trustee (the "Trustee"), filed as Exhibit 4.1 to the Registration Statement (the "Indenture"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

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          In rendering the opinions expressed below, we have examined an executed copy of the Indenture. We also have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certifications by Trustees of the Company and public officials and representations and warranties made in or pursuant to the Indenture by the parties thereto as to matters of fact.

          In rendering the opinions expressed below, we have assumed, without independent verification, that:

          (a) the signatures of persons signing all documents in connection with which this opinion is rendered are genuine;

          (b) all documents submitted to us as originals or duplicate originals are authentic;

          (c) all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic; and

          (d) all parties to the documents reviewed by us (other than the Company) are duly organized and validly existing and have full power and authority to execute, deliver and perform their obligations under such documents, that all such documents have been duly authorized by all necessary action on the part of the parties thereto, that such documents have been duly executed and delivered by such parties, and that such documents are valid, binding and enforceable obligations of such parties.


          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          (1) When (i) the Registration Statement has been declared effective,
              (ii) the Indenture has been duly qualified under the TIA and
              (iii) the Exchange Notes have been duly executed by the Company and authenticated in accordance with the provisions of the Indenture and issued and delivered against exchange of the Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, the Exchange Notes will have been legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms except as (x) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally and (y) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of materiality, reasonableness, good faith and fair dealing and (c) possible judicial action giving effect to foreign governmental actions or foreign laws.

          (2) The statements in the prospectus under the caption "U.S. Federal Income Tax Consequences" insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein, represent our opinion as to the material United States federal income tax consequences that result from the purchase, ownership and disposition of the Exchange Notes.
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          We hereby consent to the filing of this opinion as Exhibit 5.1 and
Exhibit 8 to the Registration Statement and to the use of our name under the caption "Legal Matters" and "U.S. Federal Income Tax Considerations" in the prospectus which is included in the Registration Statement.

          We express no opinion herein other than as to matters of New York law and the federal laws of the United States of America. To the extent that the law of Delaware may be relevant to the opinion expressed herein, we have, with your permission, and without having made any independent investigation with respect thereto, assumed the correctness of the opinions of Morris, James, Hitchens & Williams; which opinion has been delivered to you on the date hereof for filing with the Commission as Exhibit 5.2 to the Registration Statement.

          This opinion is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose.




                                        Very truly yours,


                                        /s/ Milbank, Tweed, Hadley & McCloy LLP